Exhibit 3.3

                           CERTIFICATE OF DESIGNATION

1. NAME. The name of the corporation is Dyna-Cam Engine Corporation (the "COMPANY").

2. TEXT OF RESOLUTION. The Board of Directors (the "BOARD") of the Company duly adopted a resolution in the form attached hereto as Exhibit A and incorporated herein by this reference, establishing and designating the Series A 10% Cumulative Convertible Preferred Stock of the Company, and fixing and determining the relative preferences, privileges and voting powers of the shares of such series and the restrictions and qualifications thereof, all as set forth in such resolution.

3. STATEMENT AND DATE OF ADOPTION. The aforementioned resolution was duly adopted by the Board effective as of March 31, 2000.

IN WITNESS WHEREOF, the undersigned hereby certify this 19th day of September, 2000 that the foregoing statement has been duly adopted by and on behalf of the Corporation as set forth above.


                                        /s/ Patricia J. Wilks
                                        ----------------------------------------
                                        Patricia J. Wilks, President

ATTEST:

/s/ Lanny R. Lang
------------------------------
Lanny R. Lang, Secretary
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                                    EXHIBIT A

                          RESOLUTION OF DESIGNATION OF
             SERIES A 10% CUMULATIVE CONVERTIBLE PREFERRED STOCK OF
                           DYNA-CAM ENGINE CORPORATION

     RESOLVED, that in accordance with the provisions of the Articles of Incorporation of the Company, the Board hereby creates a series of preferred stock designated as Series A 10% Cumulative Convertible Preferred Stock, states the number of shares thereof to be 6,000,000 shares and fixes the relative rights, preferences and limitations of such shares as follows:

     1. DEFINITIONS

     For purposes of this Resolution, the following definitions shall apply:

     1.1 ACCRUAL DATE shall mean each January 1st, April 1st, July, 1st and October 1st starting July 1, 2000 for so long as any Shares remain outstanding.

     1.2 BOARD shall mean the Board of Directors of the Company.

     1.3 COMMON STOCK shall mean the common stock of the Company.

     1.4 COMMON STOCK EQUIVALENT shall mean any securities convertible into Common Stock or exercisable for the purchase of Common Stock.

     1.5 COMPANY shall mean Dyna-Cam Engine Corporation, a Nevada corporation or any successor.

     1.6 CONVERSION DATE shall mean the date on which the Shares are converted to Common Stock whereupon the rights of the Record Holders will cease with respect to the Shares and certificates for shares of Common Stock will be issued to such Record Holders who will become the holders of record of the Shares of Common Stock represented thereby.

     1.7 CONVERSION PRICE shall mean the initial price of $0.3333 but which may be adjusted in accordance with Section 5.

     1.8 CUMULATIVE DIVIDEND shall mean a dividend with respect to the Shares accruing from the date of payment of consideration for the Shares to the next Accrual Date and on each Accrual Date thereafter at a rate of 10% per annum of the Preference Amount ($.10 per Share per year).

     1.9 DISTRIBUTION shall mean the transfer of cash or property without consideration, by way of dividend or otherwise (except a dividend in shares of the capital stock of the Company), or the purchase or redemption of shares of capital stock of the Company for cash or property, excluding the repurchase of any shares from a terminated employee or consultant of the Company within terms of the agreement providing such repurchase.
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     1.10 FIRST TIER PROCEEDS  shall have the meaning  ascribed to it in Section
3.1(a)

     1.11 LIQUIDATION EVENT shall mean any liquidation, dissolution or winding up of the Company or the sale or transfer of all or substantially all of the assets of the Company, whether voluntary or involuntary. This shall include a merger where the common shareholders of the Company do not hold a majority of the equity in the surviving entity.

     1.12 LIQUIDATION PROCEEDS shall mean the proceeds, regardless of form, that are received by the Company as the result of any Liquidation Event, net of all costs and expenses incurred in connection with such Liquidation Event and net of all accrued but unpaid Cumulative Dividends.

     1.13 PERSON shall mean an  individual,  a partnership,  a joint venture,  a
limited   liability   company,   a  corporation,   a  trust,  an  unincorporated
organization or government or any department or any agency thereof.

     1.14 PREFERENCE AMOUNT shall mean $1.00 per Share.

     1.15 RECORD HOLDER or HOLDER shall mean any Person who has legal title to the Shares as set forth by the stock ownership records of the Company as of the particular record date.

     1.16 REDEMPTION DATE shall mean the date fixed by the Redemption Notice for the Company to exercise its optional Redemption Rights.

     1.17 REDEMPTION NOTICE shall mean a written notice mailed to each Holder of record 45 days in advance of the Redemption Date.

     1.18 REDEMPTION PRICE shall mean the cash amount of the Preference Amount per Share and, in addition, an amount in cash equal to all accrued and unpaid Cumulative Dividends on the Shares accumulated as provided in Paragraph 2.1 to and including the date fixed for redemption, and theretofore unpaid.

     1.19 REDEMPTION RIGHTS shall mean the right of the Company to repurchase the Shares upon proper notice.

     1.20 SECOND TIER PROCEEDS shall have the meaning ascribed to it in Section 3.1(a)

     1.21 SERIES A PREFERRED shall mean the Series A 10% Cumulative Convertible Preferred Stock as designated by this resolution.

     1.22 SHARE shall mean a share of Series A Preferred.

     1.23 SHAREHOLDER shall mean any Person who has legal title to the Common Stock, the Series A Preferred or any other series of preferred stock of the Company designated with the right to receive liquidation proceeds of the Company as set forth by the stock ownership records of the Company as of the particular record date.

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     1.24 THIRD TIER PROCEEDS  shall have the meaning  ascribed to it in Section
3.1(a)

     2. DIVIDENDS

     2.1 GENERAL OBLIGATION. When and as declared by the Board, the Company shall pay dividends to the Record Holders. Except as otherwise provided herein, Cumulative Dividends on each Share will accrue on each Accrual Date after consideration for the Shares are received whether or not such dividends shall have been declared or whether or not there are profits, surplus or other funds of the Company legally available for the payment of such dividends, PROVIDED, HOWEVER, that dividends will be paid only at such time as both (i) funds of the Company are legally available for payment thereof and (ii) the Board declares and authorizes such payment.

     2.2  PRIORITY.  The  Shares are  senior to all other  capital  stock of the
Company, including the Common Stock and any other series or class of stock as may be designated by the Board from time to time, in right of priority to Distributions paid as dividends or otherwise. No dividends or other Distributions with respect to any other series or class of capital stock of the Company shall be declared or paid prior to the declaration and payment in full of all Cumulative Dividends accrued as of the last proceeding Accrual Date.

     2.3  PAYMENT ON  CONVERSION.  Upon  conversion  of the Shares  pursuant  to
Section 4, all accrued but unpaid Cumulative Dividends on such Shares shall be paid in shares of Common Stock at the Conversion Price then in effect.

     3. LIQUIDATION EVENT AND REDEMPTION

     3.1 LIQUIDATION

          (a) Upon occurrence of a Liquidation Event, after payment of all expenses related to such Liquidation Event, the Record Holders will be entitled to be paid, before any payment or other Distribution is made upon any other equity securities of the Company, all unpaid Cumulative Dividends accrued through the date of the Liquidation Event. If the Liquidation Proceeds are equal to or greater than the product of 10 multiplied by the Preference Amount multiplied by the number of Shares then outstanding, then, the shares shall convert into Common Stock in accordance with
               Section 4.3 hereof and the Record Holders shall participate with all holders of Common Stock in the Liquidation Proceeds. If the Liquidation Proceeds are less than the product of 10 multiplied by the Preference Amount multiplied by the number of Shares then outstanding, then, such Liquidation Proceeds, if any, will be distributed in the following priority:

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                    (i)   First, 100% of the First Tier Proceeds, if any, to the
                          Record Holders;

                    (ii) Second, 30% of the Second Tier Proceeds, if any, to the Record Holders and the remainder to the other securityholders of the Company; and

                    (iii) Third, 17.647% of the Third Tier Proceeds,  if any, to
                          the Record Holders and the remainder to the other securityholders of the Company.

                    "FIRST  TIER  PROCEEDS"   shall  mean  that  amount  of  the
                    Liquidation   Proceeds  equal  to  the   Preference   Amount
                    multiplied by the number of Shares then outstanding.

                    "SECOND TIER PROCEEDS" shall mean that amount of the Liquidation Proceeds equal the Preference Amount multiplied by the number of Shares then outstanding and then divided by 0.30.

                    "THIRD TIER PROCEEDS" shall mean that amount of the Liquidation Proceeds equal the Preference Amount multiplied by the number of Shares then outstanding and then divided by 0.17647.

          (b) Any dispute between the Holders and the Company regarding the value of non-cash Distribution proceeds shall be determined by an appraiser selected by agreement of the Company and a representative selected by Record Holders holding a majority of the Shares. The Company and the Holders shall each pay one-half of the cost of this appraisal.

          (c) The Company will mail written notices of a Liquidation Event not less than 20 days prior to the payment date stated therein to each Record Holder.

     3.2 REDEMPTION

          (a) The Company may at any time it may lawfully do so, at the option of the Board of Directors, redeem all, but not less than all, of the Shares by paying the Redemption Price in cash.

          (b) At least 20 days prior to the date fixed for any redemption of the Shares the Company shall mail, postage prepaid, a Redemption Notice to each Record Holder at such Record Holder's post office address last shown on the records of the Company, stating the Company's intention to redeem the Shares. Such Redemption Notice shall specify the Redemption Date, the date on which the Record Holders' conversion rights relating to the Shares terminate and call upon the Record Holders to surrender to the Company, in the

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               manner and at the place designated, the certificates representing the Shares to be redeemed. On or after the Redemption Date, each Record Holder of the Shares to be redeemed shall surrender the certificate or certificates representing the Shares to the Company in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price shall be paid to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled. From and after the Redemption Date, unless there shall be a default in the payment of the Redemption Price, all rights of the Record Holders of the Shares, except the right to receive the Redemption Price without interest thereon upon the surrender of their certificate or certificates, shall cease. Such Shares shall not thereafter be transferable on the books of the Company or be deemed outstanding for any purpose whatsoever.

          (c) On or prior to the Redemption Date, the Company shall deposit the Redemption Price of all Shares then outstanding with one of the largest 50 banks in the United States, or any affiliate bank thereof, as a trust fund for the benefit of the Record Holders. Any moneys so deposited by the Company relating to Shares converted into Common Stock shall be immediately returned to the Company the day after the Redemption Date. Any moneys remaining unclaimed at the expiration of one-year following the Redemption Date shall be returned to the Company upon its request expressed in a resolution of the Company's Board of Directors. If no claim is submitted within three years of the Redemption Date, the Company may cancel the Shares and the Holder shall have no further claim on the Company.

     4. CONVERSION

     4.1 VOLUNTARY CONVERSION. At any time, Record Holders of Shares shall have the right to convert the Shares and any unpaid Cumulative Dividends into shares of Common Stock in accordance with Section 4.3 hereof.

     4.2 AUTOMATIC CONVERSION. If there is a public market for the Common Stock and if the price of the Common Stock as reported as the closing bid price on its principal market exceeds three times the Conversion Price for 60 trading days, the Shares and any unpaid Cumulative Dividends will automatically convert into Common Stock in accordance with Section 4.3 hereof.

     4.3 CONVERSION RATIO. Upon an event causing conversion of the Shares, Record Holders shall receive the number of shares of Common Stock equal to (i) the Preference Amount plus all accrued and unpaid Cumulative Dividends divided by (ii) the Conversion Price, as adjusted from time to time pursuant to Section 5 hereof.

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     4.4 MECHANICS OF CONVERSION.  Each Record Holder whose Shares are converted into Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Shares and shall give written verification to the Company of the number of Shares being converted. Thereupon, the Company shall promptly issue and deliver by overnight delivery to such Record Holder a certificate or certificates for the number of shares of Common Stock to which such Record Holder is entitled. The Company shall pay undeclared Accrued Dividends as accrued under the provisions of
Section 2 on the Shares in cash within 30 days of surrender of the Share certificate and conversion documentation unless the Holder has elected to convert such amount into shares of Common Stock as provided above.

     4.5 FRACTIONAL SHARES. Any fractional shares of Common Stock to be issued upon the conversion of the Shares shall be paid in cash.

     5. ANTI-DILUTION ADJUSTMENTS

     5.1 MECHANICAL ADJUSTMENTS

          (a) Except as provided in Section 5.10 below, in the event the Company at any time or from time to time prior to the exercise of the conversion rights of all the Shares shall declare or pay any dividend on the Common Stock payable in Common Stock or Common Stock Equivalents, or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock or Common Stock Equivalents), then and in any such event, the Conversion Price shall be adjusted by multiplying the Conversion Price prior to the adjustment by the number of shares of Common Stock (including all Common Stock issuable in exchange for Common Stock Equivalents, if applicable) outstanding immediately prior to the effective time of such event and dividing the result by the number of shares of Common Stock outstanding immediately after the effective time of such event, effective in the case of such dividend, immediately after the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend, or in the case of a subdivision or combination, at the close of business immediately prior to the date upon which such corporate action becomes effective.

          (b) In the event the Company at any time or from time to time prior to the exercise of the conversion rights of all the Shares makes, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in capital stock of the Company other than shares of Common Stock or Common Stock Equivalents, then and in each such event provision shall be made so that the Holders shall receive upon exercise of their conversion rights, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities which such Holders would have received had they exercised their conversion rights prior to such effective record date.

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          (c)  All  calculations  under  this  Section  5.1 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

     5.2 NOTICES OF ADJUSTMENT. Whenever the number of Shares or the Conversion Price is adjusted as herein provided, the Company shall prepare and deliver forthwith to the Holders a certificate signed by (i) its Chief Executive Officer and President; and (ii) any Vice President, Treasurer or Secretary. Such certificate shall set forth the adjusted number of Common Shares purchasable upon the conversion of the Shares and the Conversion Price of such Shares after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made.

     5.3 NO ADJUSTMENT FOR CASH DIVIDENDS. No adjustment in respect of any cash dividends shall be made while the Shares are outstanding.

     5.4 PRESERVATION OF PURCHASE RIGHTS IN CERTAIN TRANSACTIONS. Except as provided in Section 5.10 below, in case of any reclassification, capital reorganization or other change of outstanding shares of Common Stock (other than a subdivision or combination of the outstanding Common Stock) or in case of any consolidation or merger of the Company with or into another corporation (other than merger with a subsidiary in which the Company is the continuing corporation and that does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the class issuable upon the conversion of the Shares) or in the case of any sale, lease, transfer or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety, the Company shall, as a condition precedent to such transaction, cause such successor or purchasing corporation, as the case may be, to execute an agreement granting the Holder the right thereafter to convert the Shares into the kind and amount of shares, and other securities and property which the Holder would have owned or have been entitled to receive after the happening of such reclassification, change, consolidation, merger, sale or conveyance had the conversion right been exercised immediately prior to such action. Such agreement shall provide for adjustments in respect of such shares of stock, and other securities and property, which shall be as nearly equivalent as may be practicable to the adjustments provided for in this
Article 5. In the event that in connection with any such reclassification, capital reorganization, change, consolidation, merger, sale or conveyance, additional shares of Common Stock shall be issued in exchange, conversion, substitution or payment, in whole or in part, for, or of, a security of the Company other than Common Stock, any such issue shall be treated as an issue of Common Stock covered by the provisions of Article 5. The provisions of this
Section 5.4 shall similarly apply to successive reclassifications, capital reorganizations, consolidations, mergers, sales or conveyances.

     5.5 PREEMPTIVE RIGHTS. Except as provided in Section 5.10 below, in the event the Company shall propose to issue additional shares of Common Stock or Common Stock Equivalents for consideration per share less than the effective Conversion Price then in effect, the Holders shall have the right to purchase the number of shares of Common Stock or Common Stock Equivalents that would cause the Holders to hold the same percentage of total shares of Common Stock the Holders would have held prior to such issuance, assuming the conversion of the Shares for purposes of the percentage calculation.

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     5.6 DILUTIVE  ISSUANCE.  Except as provided in Section  5.10 below,  in the event the Company shall issue additional shares of Common Stock or Common Stock Equivalents without consideration or for a consideration per share less than the effective Conversion Price in effect on the date of and immediately prior to such issuance, then and in such event each such Conversion Price shall be reduced concurrently with such issue to the Conversion Price determined as follows: (a) the number of shares of Common Stock outstanding immediately prior to the issuance that results in the adjustment, shall be multiplied by (b) such Conversion Price in effect immediately prior to such issuance, and to the result
(c) shall be added the actual consideration received for the additional shares of Common Stock, thereupon the resulting total (d) shall be divided by the sum of (i) the number of shares of Common Stock outstanding immediately prior to the issuance that results in the adjustment and (ii) the number of additional shares of Common Stock resulting in the adjustment. If the quotient thus obtained is less than the Conversion Price then in effect, such quotient shall be the adjusted Conversion Price until further adjusted as provided herein.

     5.7 DETERMINATION OF CONSIDERATION. All calculations under this Section 5.7 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

          (a) For purposes of Section 5.6, the consideration received by the Company for the issuance of any additional shares of Common Stock or Common Stock Equivalents shall be computed as follows:

               (i) insofar as the consideration consists of cash, the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends;

               (ii) insofar as the consideration consists of property other than cash, at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

               (iii) in the event additional  shares of Common  Stock are issued together with other shares of securities or other assets of the Company for consideration which covers both, the proportion of such consideration so received, computed as provided in 5.7(a)(i) and (ii) above, as determined in good faith by the Board.

          (b) For the purpose of computing the initial adjustment of the Conversion Price, in the event the Company issues Common Stock Equivalents, the consideration per share received by the Company for such Common Stock Equivalents shall be determined by dividing:

               (i) the total amount, if any, received or receivable by the Company as consideration for the issue of such Common Stock Equivalents, plus the minimum aggregate amount of

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                     additional  consideration  payable to the Company  upon the exercise or the conversion of exchange of such Common Stock Equivalents, or in the case of options for convertible securities, the exercise of such options for convertible
                     securities   and   the   conversion  or  exchange  of  such
                     convertible securities, by

               (ii) the maximum number of shares of Common Stock issuable upon the exercise of or the conversion or exchange of Common Stock Equivalents.

     5.8 ISSUANCE COSTS. Any commission, fees, costs or other expenses related to the issuance of any additional shares of Common Stock or Common Stock Equivalents shall not be included in the consideration received by the Company.

     5.9 ADJUSTMENTS FOR OTHER DIVIDENDS. Except as provided in Section 5.10 below, in the event the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in capital stock of the Company other than shares of Common Stock, then and in each such event, provision shall be made so that the Record Holders receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the which such Record Holders would have received had the Shares been converted prior to such effective record date.

     5.10 EXCEPTIONS. The foregoing provisions of this Article 5 notwithstanding, no adjustment under this Article 5 shall apply to (a) issuance of shares under any stock option or similar plan provided such plan has been approved by the Shareholders or (b) issuance of shares under options granted to executive officers under employment agreements approved by the Board.

     6. RESTRICTIONS

     6.1 RESTRICTIONS. Without the affirmative approval of the Holders of at least 67% of the Shares, the Company shall not:

          (a) Authorize or issue, or obligate itself to issue, any other equity security senior to or on a parity with the Series A Preferred, as to dividend, liquidation preferences or conversion rights;

          (b) Increased or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred;

          (c) Change, by amending Company's Articles of Incorporation, by-laws, or otherwise, any of the rights, preferences, privileges or limitations provided for herein for the benefit of the Shares; and

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          (d)  Make  any  Distribution,   as  a  dividend,   in  liquidation  or
               otherwise, in preference to the Shares.

     6.2. BUSINESS COMBINATIONS. Nothing in the Article shall be construed as limiting the Company's ability to make any subdivision or combination of the outstanding Common Stock or approving any merger, consolidation, asset sale or stock sale.

     7. RIGHT OF FIRST REFUSAL

     Each Record Holder shall be given the right to purchase such Record Holder's pro rata portion of any equity securities offered by the Company (other than the shares offered to employees and consultants under the Incentive Stock Option Plan, shares issued in a merger or in connection with obtaining a lease line, line of credit or a similar financing transaction) on the same terms and conditions as the Company offers such securities to other potential investors. The pro rata portion to which each Record Holder is entitled shall be calculated based upon such Record Holder's percentage of ownership of the Company's outstanding Common Stock assuming conversion of all outstanding convertible securities and of the Shares as provided in Section 4 hereof.

     8. VOTING RIGHTS

     Each Share will vote with the shares of Common Stock as a single class on all matters except the Shares shall vote separately as a single class:

          (a) with respect to all matters which affect rights, preferences or priority of the Shares;

          (b) to elect, by the Record Holders holding a majority of the Shares outstanding, one director to serve on the Company's Board of Directors; or

          (c)  as otherwise required by Nevada Law.

     Upon any vote with all the outstanding other capital shares as a single class, each Share shall have the number of votes equal to (i) the Redemption Amount divided by (ii) the Conversion Price then in effect. Record Holders shall be entitled to receive notice of all matters submitted to a vote of Common Stock Holders. Any action to be taken by the Record Holder may be taken without a meeting in accordance with Nevada law.

     9. INFORMATION RIGHTS

     The Company shall provide to all Record Holders an annual report containing a balance sheet, income statement and statement of cash flows for the fiscal year within 120 days after the end of each fiscal year. All Record Holders shall have the right to inspect the records of the Company as provided by Nevada law.

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     10. NOTICES

     All notices referred to herein, except as otherwise expressly provided, will be hand delivered or made by mail, postage prepaid, and will be deemed to have been given when so hand delivered or mailed to the last known address of the Record Holder as set forth on the stock ledger of the Company.

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